Filed Pursuant to Rule 433
Registration No. 333-227052

Final Term Sheet
June 3, 2019

THE HOME DEPOT, INC.
$1,000,000,000 2.950% Notes due June 15, 2029

Issuer:	The Home Depot, Inc.
Expected Ratings (Moody’s/S&P)*:	A2/A
Trade Date:	June 3, 2019
Settlement Date (T+10):
June 17, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next seven business days will be required, because the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes the date hereof or the next seven business days, you should consult your own advisors.

Title of Securities:	2.950% Notes due June 15, 2029 (the “Notes”)
Principal Amount:	$1,000,000,000
Maturity Date:	June 15, 2029
Treasury Benchmark:	2.375% due May 15, 2029
Benchmark Yield:	2.087%
Spread to Benchmark:	93 bps
Reoffer Yield:	3.017%
Price to Public:	99.426%
Coupon:	2.950% per annum
Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on December 15, 2019
Optional Redemption:	Prior to March 15, 2029, make-whole call at T+15 bps; par call on and after March 15, 2029.
Day Count Convention:	30/360
CUSIP/ISIN:	437076BY7/US437076BY77
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Co-Managers:
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Barclays Capital Inc. at 1-888-603-5847, (ii) BofA Securities, Inc. toll-free at 1-800- 294-1322, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Morgan Stanley & Co. LLC at 1-800-718-1649.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE HOME DEPOT, INC.
$400,000,000 3.900% Notes due June 15, 2047

Issuer:	The Home Depot, Inc.
Ratings (Moody’s/S&P)*:	A2/A
Trade Date:	June 3, 2019
Settlement Date (T+10):
June 17, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next seven business days will be required, because the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes the date hereof or the next seven business days, you should consult your own advisors.

Title of Securities:	3.900% Notes due June 15, 2047 (the “Notes”)
Principal Amount:
$400,000,000 (which will have identical terms (except for the issue price, the issue date and the initial interest payment date), be fungible with and be part of a single series of senior debt securities with the $750,000,000 principal amount of the 3.900% notes due 2047 issued on June 5, 2017). The outstanding principal amount of the series of notes, after issuance of the Notes, will be $1,150,000,000.

Maturity Date:	June 15, 2047
Treasury Benchmark:	3.000% due February 15, 2049
Benchmark Yield:	2.551%
Spread to Benchmark:	120 bps
Reoffer Yield:	3.751%
Price to Public:	102.542% (plus $86,666.67 of accrued interest from June 15, 2019).
Coupon:	3.900% per annum
Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on December 15, 2019, with interest accruing from June 15, 2019.
Optional Redemption:	Prior to December 15, 2046, make-whole call at T+15 bps; par call on and after December 15, 2046.
Day Count Convention:	30/360
CUSIP/ISIN:	437076BS0/US437076BS00
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Co-Managers:
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Barclays Capital Inc. at 1-888-603-5847, (ii) BofA Securities, Inc. toll-free at 1-800- 294-1322, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Morgan Stanley & Co. LLC at 1-800-718-1649.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.